Exhibit 99.1

Infinera Appoints James Dolce to Board of Directors

Sunnyvale, Calif., - May 13, 2014 - Infinera Corporation (NASDAQ: INFN), provider of Intelligent Transport Networks™, announced today the appointment of James Dolce to the board of directors of Infinera effective May 15, 2014. Mr. Dolce recently joined Lookout, Inc., a mobile security company as chief executive officer (CEO). Prior to this role, Mr. Dolce helped steer numerous telecommunications technology companies through rapid growth phases including as an executive at Akamai Technologies, founder and CEO of Verivue, founder and CEO of Unisphere Networks and EVP Worldwide Sales and Marketing at Juniper Networks, who acquired Unisphere in 2002. Mr. Dolce played a key role in growing Juniper to a multi-billion-dollar revenue run rate from 2002-2006.

“It is an exciting time to join the Infinera board of directors,” said Mr. Dolce. “Infinera is well positioned to benefit from the continued growth of cloud based services and I look forward to working with the team to define what the network will be.”

“Jim Dolce is a valuable addition to the Infinera board of directors,” said Kambiz Hooshmand, Chairman of the Board of Infinera. “We are pleased to have Jim on the team as we work together to accelerate the deployment of Intelligent Transport Networks around the world.”

It was also announced that effective May 15, 2014, Dr. Dan Maydan would be retiring from the board of directors after 13 years of service. Dr. Maydan first joined the board of directors in 2001.

“On behalf of the entire board, and everyone at Infinera, I would like to thank Dan for his numerous contributions to Infinera over the years,” said Infinera CEO, Tom Fallon. “Dan provided invaluable insight, and helped take the company from a startup to a leading provider of Intelligent Transport Networks globally. We wish Dan well in his retirement.”

Contacts:
Media and Analysts: Anna Vue	Investors: Leigh Salvo
Tel. +1 (916) 595-8157	Tel. +1 (408) 543-8139
avue@infinera.com	lsalvo@infinera.com

About Infinera
Infinera provides Intelligent Transport Networks to help carriers exploit the increasing demand for cloud-based services and data center connectivity as they advance into the Terabit Era. Infinera is unique in its use of breakthrough semiconductor technology to deliver large scale Photonic Integrated Circuit (PICs) and the application of PICs to vertically integrated optical networking solutions that deliver the industry’s only commercially available 500 Gb/s FlexCoherent super-channels. Infinera Intelligent Transport Network solutions include the DTN-X, DTN and ATN platforms. Find more at www.infinera.com.
This press release contains forward-looking statements that involve risks and uncertainties, including Infinera’s ability to accelerate the deployment of Intelligent Transport Networks around the world. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual results may vary materially from these expectations as a result of various risks and uncertainties. Information about these risks and uncertainties, and other risks and uncertainties that affect Infinera’s business, are contained in the risk factors section and other sections identified in Infinera’s latest Quarterly Report on Form 10-Q for the quarter ended March 29, 2014 as filed with the SEC, as well as any subsequent reports filed with or furnished to the SEC. These reports are available on Infinera’s website at www.infinera.com and the SEC’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update any such forward-looking statements.

Infinera and the Infinera logo are trademarks of Infinera Corporation. All other trademarks used or mentioned herein belong to their respective owners.